EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-70259 and No. 333-38090) pertaining to the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust, the Amended and Restated LMI Aerospace, Inc. 1998 Stock Option Plan, and the 1989 Employee Incentive Stock Option Plan, of our report dated July 8, 2004, with respect to the financial statements and supplemental schedule of the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2003.


                                           /s/ BKD, LLP

St. Louis, Missouri
August 24, 2004